Exhibit 5.1

Martin R. Rosenbaum

Direct Dial: (612) 672-8326

martin.rosenbaum@maslon.com

November 1, 2016

Helix Energy Solutions Group, Inc.

3505 West Sam Houston Parkway North

Suite 400

Houston, TX 77043

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special Minnesota counsel to Helix Energy Solutions Group, Inc., a Minnesota corporation (the “Company”), in connection with the issuance of up to $125,000,000 aggregate principal amount of the Company’s 4.25% Convertible Senior Notes due 2022 (the “Notes”) under a senior debt indenture, dated as of November 1, 2016 (the “Senior Debt Indenture”), and a first supplemental indenture, dated as of November 1, 2016 (the “Supplemental Indenture,” and together with the Senior Debt Indenture, the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee, and included in a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”), filed with the Securities and Exchange Commission (the “Commission”) on October 26, 2016 (Registration No. 333-214259) (as amended, the “Registration Statement”), a base prospectus dated October 26, 2016 (the “Base Prospectus”) and a prospectus supplement dated October 26, 2016 (together with the Base Prospectus, the “Prospectus”), and an underwriting agreement dated October 26, 2016 among the Company and Raymond James & Associates, Inc. (the “Underwriting Agreement”).

The Notes are being offered and sold as described in the Prospectus. The Notes are convertible, in accordance with their terms and the terms of the Indenture, into cash, shares of common stock , no par value, of the Company (the “Common Stock”) or a combination thereof at the election of the Company. The shares of Common Stock initially issuable upon conversion of the Notes (including the maximum number of such shares initially issuable under the Indenture) are referred to herein as the “Conversion Shares.”

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than as expressly stated herein with respect to the issue of the Notes.

As the basis for the opinion hereinafter expressed, we have examined and relied upon:

(a)	the Registration Statement, including the Prospectus;

(b)	the Indenture;

(c)	the Underwriting Agreement;

MASLON LLP 3300 WELLS FARGO CENTER  |  90 SOUTH SEVENTH STREET  |  MINNEAPOLIS, MN 55402-4140  |  612.672.8200  |  MASLON.COM

November 1, 2016

(d)	the Notes in global form;

(e)	certain resolutions of the Board of Directors of the Company and the Pricing Committee of the Board of Directors of the Company adopted on October 24, 2016 and October 26, 2016, respectively, as certified by the Corporate Secretary of the Company on the date hereof as being true, complete and correct and in full force and effect, relating to, among other things, the execution and delivery of the Underwriting Agreement and the issuance and sale of the Notes;

(f)	the 2005 Amended and Restated Articles of Incorporation of the Company certified to be true and correct by the Minnesota Secretary of State as of October 25, 2016;

(g)	the Second Amended and Restated Bylaws of the Company certified to be true and correct by the Corporate Secretary of the Company as of November 1, 2016;

(h)	a certificate from the Minnesota Secretary of State indicating that the Company was in “good standing” in Minnesota as of October 25, 2016; and

(i)	originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In connection with rendering the opinions set forth below, we have assumed that:

(a)	all information contained in all documents reviewed by us is true and correct;

(b)	all signatures on all documents examined by us are genuine;

(c)	all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents; and

(d)	the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof on such parties (other than the authorization, execution and delivery of documents by the Company).

Based on the foregoing and on such legal considerations as we deem relevant, we are of the opinion that:

1.	The Company has been duly incorporated and is validly existing and in good standing under the laws of the State of Minnesota.

2.	The Company has the corporate power to enter into and perform its obligations under the Indenture. All necessary corporate action for the due and proper authorization, execution and delivery of the Indenture and the consummation of the transactions contemplated thereby has been duly and validly taken.

3.	The issuance of the Notes has been duly authorized by all necessary corporate action of the Company.

MASLON LLP 3300 WELLS FARGO CENTER  |  90 SOUTH SEVENTH STREET  |  MINNEAPOLIS, MN 55402-4140  |  612.672.8200  |  MASLON.COM

November 1, 2016

4.	The Conversion Shares have been authorized by all necessary corporate action of the Company and reserved for issuance upon conversion of the Notes and will be validly issued, fully paid and non-assessable, assuming the issuance of the Conversion Shares upon the conversion of the Notes on the date hereof in accordance with the terms of the Notes and the Indenture.

The foregoing opinions are limited to the laws of the State of Minnesota and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Current Report on Form 8-K to be filed by the Company relating to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Sincerely,

/s/ Maslon LLP

Maslon LLP

MASLON LLP 3300 WELLS FARGO CENTER  |  90 SOUTH SEVENTH STREET  |  MINNEAPOLIS, MN 55402-4140  |  612.672.8200  |  MASLON.COM